DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Dreyfus Institutional Cash Advantage Funds

-          Dreyfus Institutional Cash Advantage Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DREYFUS INSTITUTIONAL CASH ADVANTAGE FUND

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

July 20, 2016

Dear Shareholder:

We need your help. We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Institutional Cash Advantage Fund (the “Fund”), a series of Dreyfus Institutional Cash Advantage Funds (the “Trust”), and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to August 23, 2016 (the “Meeting”). Our records indicate that we have not received your voting instructions on the important proposal affecting your investment in the Fund. Please take a moment now to cast your vote so that your shares may be represented. Another copy of your proxy card(s) has been enclosed. Your vote is critical to the outcome of this Meeting.

PLEASE VOTE TODAY!

After careful review, the Fund’s Board has unanimously approved the proposal detailed in your
Prospectus/Proxy statement and is recommending that shareholders vote FOR the proposal. A copy of the Prospectus/Proxy Statement is available by calling the toll free number shown below.

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.
Should you have any questions regarding the proposal, please call the toll-free number 1-877-478-5047
Monday through Friday between 9:00 a.m. and 10:00 p.m. and Saturday between 10:00 a.m. and 6:00
p.m. Eastern time. The voting options below have been set up for your convenience. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.
Thank you for your assistance with this important matter.

Please take a moment now to cast your vote using one of the options listed below: